Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
GRI Bio, Inc.:
We consent to the use of our report dated February 23, 2023, with respect to the balance sheets of GRI Bio, Inc. as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively, the “financial statements”), included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus/information statement. Our report dated February 23, 2023 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ SADLER, GIBB & ASSOCIATES LLC

Draper, Utah
February 23, 2023